NEWS RELEASE
  9:15 am ET
  September 28, 2009


         AEHI prepares to launch Colorado nuclear-solar power plant site

Boise,  Idaho,  September  28,  2009 - Alternate  Energy  Holdings,  Inc.  (OTC:
AEHI.PK): AEHI executives visited Colorado last week to meet with a number of key county and state leaders to ascertain the support for a combination nuclear and solar power plant in Pueblo County. The trip also included a review of the property by a nuclear site expert to determine suitability. Colorado currently does not have an operating nuclear plant but has a strong commitment to clean energy sources to address Climate Change using renewables, but base load power is primarily provided by coal plants. Therefore, the state is a prime candidate for nuclear to replace the aging coal plants to fully support their commitment to addressing Climate Change. AEHI CEO, Don Gillispie, said, " We were very encouraged by the supportive remarks from businessmen, labor leaders, politicians and members of the state's administration. They clearly understand that nuclear plants not only create clean power necessary to help with environmental challenges, but low cost, reliable energy to stabilize the electric grid while creating thousands of high paying jobs."

About Alternate Energy Holdings, Inc. (www.alternateenergyholdings.com) Alternate Energy Holdings develops and markets innovative clean energy sources. The company is the nation's only independent nuclear power plant developer willing to build power plants in non-nuclear states. Other projects include, Energy Neutral which removes energy demands from homes and businesses (www.energyneutralinc.com), Idaho Energy Complex (nuclear and biofuels generation) and International Reactors, which assists developing countries with nuclear reactors for power generation, production of potable water and other suitable applications. Also, AEHI China develops joint ventures to produce nuclear plant components among other things for export.

"Safe Harbor" Statement: This press release may contain certain forward-looking statements within the meaning of Sections 27A & 21E of the amended Securities and Exchange Acts of 1933-34, which are intended to be covered by the safe harbors created thereby. Although AEHI believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that these statements included in this press release will prove accurate.


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